(d)(3)(D)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA INVESTORS TRUST

OPERATING EXPENSE LIMITS

	Classes
Name of Fund(1)	Adviser	Institutional	R6	Service	Service 2
Voya Large Cap Growth Portfolio Initial Term Expires May 1, 2016 Initial Term for Class R6 Expires May 1, 2017	1.27%	0.67%	0.67%	0.92%	1.07%

/s/ HE
HE

Effective Date: November 20, 2015 to reflect the addition of Class R6 shares.

(1)         This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.